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													EXHIBIT A


										January 6, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

			Re:  Consolidated Natural Gas Company, et al.,
				  SEC File Number 70-8929

Dear Ladies and Gentlemen:

	The following "past tense" opinion is rendered on behalf of Consolidated Natural Gas Company ("Consolidated"), a Delaware corporation, and The East Ohio Gas Company ("EOG"), an Ohio corporation, for itself and as successor to West Ohio Gas Company ("WOG"), in accordance with the requirements of Exhibit F(2) of the instructions as to exhibits to Form U-1 of the Securities and Exchange Commission ("SEC"). This opinion is rendered with respect to the merger ("Merger") of WOG, a wholly-owned subsidiary of Consolidated, into EOG, also a wholly-owned subsidiary of Consolidated, the subject of the Application-Declaration ("Application-Declaration") before the SEC at File No. 70-8929.

	I have examined the Certificate of Incorporation and Bylaws of Consolidated, EOG and WOG, their respective corporate minutes relating to the Merger, the Agreement and Plan of Merger ("Agreement"), the Application - Declaration, the SEC's order dated December 10, 1996 (HCAR No. 26619) permitting such Application-Declaration to become effective, the Rule 24 Certificate of Notification being filed concurrently herewith, and such other documents and records deemed necessary or appropriate in the circumstances.

	Based on the aforesaid examination and relying thereon, I am of the opinion that:

(a) All state laws applicable to the transaction have been complied with;

(b) 1,499 shares of WOG common stock, $10,000 par value per share, were cancelled and extinguished and 4,759,353 shares of EOG common stock, $50 par value per share, remain outstanding with the holder thereof entitled to the rights and privileges appertaining thereto set forth in EOG's Certificate of Incorporation;

(c) EOG is validly organized and duly existing;

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(d) The obligations of EOG in open account advances made pursuant to the authorization requested in the Application-Declaration are and will be valid and binding obligations of EOG in accordance with their terms;

(e) The consummation of the proposed transaction did not violate the legal rights of the holders of any securities issued by Consolidated, EOG or any associate company thereof; and

(f) The transaction has been carried out in accordance with the provisions of the Application-Declaration and the related order of the SEC.

	I hereby consent to the use of this opinion as an exhibit to the said Certificate of Notification.

									Very truly yours,



									N. F. Chandler
									Attorney